FOR IMMEDIATE RELEASE

TORRENT ADDS VP EXPLORATION AND MANAGER OF LANDS TO MANAGEMENT TEAM

Vancouver, British Columbia – October 3, 2005 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) and its wholly owned operating subsidiaries, Methane Energy Corp. (“Methane”) and Cascadia Energy Corp., (“Cascadia”) are pleased to announce the following additions to their management team:

David J. May has agreed to join the staffs of both Methane and Cascadia as Vice-President Exploration effective October 15, 2005. Mr. May has over 29 years of diverse industry experience in the exploration and production of oil and gas and mineral deposits both domestically and internationally. He has been involved in planning, managing and technical evaluations of proposed and ongoing exploration and development projects for oil/gas and natural gas from coal seam projects in the Western U.S. for companies such as J.M. Huber Corp., Barrett Resources and ARCO. Mr. May earned his Bachelor of Science Degree in Geology from the University of Texas in Austin in 1976.

Mr. May’s mandate is to direct the overall exploration activities of both Methane and Cascadia, including the technical staff and consultants in these companies. He is well known to both George Hampton III, director of Torrent, and Andy Lydyard, the Managing Director of St. Helens Energy LLC, Cascadia’s joint venture partner in the recently announced Washington State project area (see August 17 press release).

Roger N. Canady has also agreed to join the staff of Methane as Manager of Lands responsible for the overall lease acquisition and land related negotiations for the Company’s Coos Bay Basin natural gas from coal seam project in southwestern Oregon. Mr. Canady has over 30 years of diverse industry land experience in many producing areas of the country and the offshore areas of California and the Gulf Coast. He has held senior managerial positions with Oryx Energy, Sun Exploration and Production, Union Oil and Nuevo Energy. Mr. Canady earned his Associate of Arts Degree from Bakersfield JC and attended University of Los Angeles UCLA. His main directives are to continue building Methane’s overall land holdings and to secure the mineral rights for lands targeted for drilling. Further updates on Methane’s land position in Coos County are expected.

Thomas Deacon, President of Cascadia, and Steve Pappajohn, President of Methane, both expressed their pleasure in welcoming David May and Roger Canady to their organizations and look forward to bringing their extensive experience and energy to the Company’s Oregon and Washington non-conventional natural gas projects.

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves. The Company’s primary objective is to create value for the Company by applying strong technical expertise to projects. The Company’s current focus is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 70,000 acres of prospective land in the Coos Bay area. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

Mark Gustafson, President

For more information contact:

Bruce Nurse, Corporate Communications

info@torrentenergy.com

1-800-676-TREN (8736)

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, our intention to hire David May and Roger Canady; and our intention to continue building Methane’s overall land holdings and securing the mineral rights for lands targeted for drilling. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that we are unable to come to final terms with our employee candidates or targeted landholders or mineral title holders or that they receive better offers than we can provide. Readers should refer to risk disclosure in our 424 prospectus filed on Edgar on September 23, 2005.